Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE:
Annapolis, Maryland
July 28, 2010

Contact:	Richard J. Morgan
President and Chief Executive Officer (410.280.6695)
COMMERCEFIRST BANCORP ANNOUNCES RESULTS OF OPERATIONS
CommerceFirst Bancorp, Inc. (NASDAQ: CMFB), the holding company for CommerceFirst Bank, earned a consolidated net profit of $916 thousand for the six months ended June 30, 2010 compared to a net profit of $100 thousand for the six months ended June 30, 2009. Basic and diluted earnings were $0.50 per share for the first half of 2010 as compared to $0.05 for the same period in 2009. Earnings improved as the result of asset growth and the reduction of the cost of deposits due to re-pricing of the deposits to lower current market interest rates. The provision for loan losses continues to remain relatively high as compared to prior years in recognition of the effect of uncertain economic conditions on the Company’s borrowers and collateral values. The Company assets increased modestly at June 30, 2010 from December 31, 2009 primarily with the increase in cash and cash equivalents as the Company increased its liquidity position. Key measurements and events for the period include the following:
•
The Company’s net income was $916 thousand during the six months ended June 30, 2010 as compared to net income of $100 thousand for the six month period ended June 30, 2009 largely resulting from increased net interest income during 2010.

•
Net interest income, the Company’s main source of income, increased by 37.5% from $3.3 million during the six month period ended June 30, 2009 to $4.6 million for the six months ended June 30, 2010. Net interest income increased primarily because of the increase in average earning assets and the reduced cost of funds during 2010. Interest expense declined in spite of the increase in interest bearing deposits because of the re-pricing of a significant portion of the Company’s longer term certificates of deposit as they were renewed or were replaced at substantially reduced rates during the last quarter of 2009 and first half of 2010. Net interest margin was 4.56% in the first half of 2010, as compared to 3.92% in the comparable period in 2009.

•
Non-interest income increased by 89.5% from $325 thousand for the six month period ended June 30, 2009 to $617 thousand for the six month period ended June 30, 2010 primarily from gains on loan sales during 2010. Non-interest expenses decreased by 1.8% from $2.69 million for the six months ended June 30, 2009 to $2.64 million for the six month period ended June 30, 2010.

•	Total assets increased by 5.2% from $200 million at December 31, 2009 to $211 million at June 30, 2010.

•
Net loans outstanding increased by 0.3% from $183 million at December 31, 2009 to $184 million as of June 30, 2010. The small increase in the loan balances from December 31, 2009 to June 30, 2010 resulted partially from the sale of SBA guaranteed portions of loans in the amount of $5.6 million during the first half of 2010. Without these sales, loan balances would have increased by $6.1 million.

•
Non-performing loans were $2.7 million at June 30, 2010 and at December 31, 2009. The allowance for loan losses was $2.0 million at June 30, 2010 or 73.2% of non-performing loans. There were no changes in other real estate owned during the first half of 2010.

•	Deposits increased by 5.3% from $179 million at December 31, 2009 to $188 million at June 30, 2010.

Forward Looking Statements.     This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company’s current expectations and estimates as to prospective events and circumstances that may or may not be in the Company’s control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially.
CommerceFirst Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Financial Condition
June 30, 2010 and December 31, 2009

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents	$20,386,302	$10,488,307
Investments in restricted stocks, at cost	527,000	527,000
Loans receivable, net of allowance for loan losses	183,661,524	183,101,808
Other real estate owned	2,461,957	2,461,957
Other assets	3,683,798	3,792,265

Total Assets	$210,720,581	$200,371,337

LIABILITIES

Deposits	$188,053,040	$178,645,491
Other liabilities	806,645	783,872

Total Liabilities	188,862,685	179,429,363

STOCKHOLDERS’ EQUITY
Common stock — $.01 par value; authorized 4,000,000 shares. Issued and outstanding: 1,820,548 shares at June 30, 2010 and at December 31, 2009	18,205	18,205
Additional paid-in capital	17,852,931	17,852,931
Retained earnings	3,986,760	3,070,838

Total Stockholders’ Equity	21,857,896	20,941,974

Total Liabilities and Stockholders’ Equity	$210,720,581	$200,371,337

CommerceFirst Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
For the Six Months ended June 30, 2010 and 2009

	Six Months Ended
	June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Interest income	$6,329,858	$5,674,748
Interest expense	1,747,032	2,342,777

Net interest income	4,582,826	3,331,971
Provision for loan losses	1,033,985	799,253

Net interest income after provision for loan losses	3,548,841	2,532,718

Non-interest income	616,533	325,300
Non-interest expenses	2,640,078	2,689,602

Income before income taxes	1,525,296	168,416
Income tax expense	609,374	68,495

Net income	$915,922	$99,921

Basic earnings per share	$0.50	$0.05

Diluted earnings per share	$0.50	$0.05